Application and Agreement for Standby Letter of Credit

TO: SILICON VALLEY BANK	DATE	FOR BANK USE ONLY	LETTER OF CREDIT NO.
• APPLICATION	April 12, 2016
APPLICANT HEREBY REQUESTS THAT SILICON VALLEY BANK (“SVB”) ISSUE ITS IRREVOCABLE STANDBY LETTER OF CREDIT (THE “CREDIT’) ON SUBSTANTIALLY TILE TERMS BELOW AND, UNLESS OTHERWISE SPECIFIED BELOW IN SPECIAL INSTRUCTIONS, FORWARD THE CREDIT BY THE FOLLOWING MEANS TO THE BENEFICIARY DIRECTLY OR THROUGH A BANK SELECTED BY SILICON VALLEY BANK:

☒ S.W.I.F.T. ☐ COURIER ☐ OTHER ____________
Applicant: (Name and Street Address/ P.O. Box not accepted)		Account Party: (Name and address of entity to be named in Credit if different from Applicant.)
Solazyme, Inc. 225 Gateway Blvd. South San Francisco, CA 94080
☐The Applicant is requesting the Credit for account of (“Account Party”).
☐ The Applicant and the Account Party are jointly and severally liable hereunder (Account Party signature required below).
Beneficiary: (Name and Street Address/P.O. Box not accepted)		Advising Bank: (If Applicable/Used mostly for international beneficiaries. If left blank, SVB may select)
Itau Unibanco Sao Paolo, Brazil
Amount: (In words)		(In figures)	(Currency) in US Dollars unless otherwise specified
Thirty Five Million Three Hundred Fifty Six Thousand Brazilian Reals		BRL 35,356,000.00
Foreign Exchange Contract No.:
Availability: Unless otherwise specified, herein, the credit is to expire in the country where the beneficiary is located or at the issuer’s option, at issuers issuing office or at confirming banks counters.

Expiration Date: 06-17-2019 (MM/DD/YY format)If expiry date exceeds more than one year, SVB may include an annual automatic extension condition.
☐ Auto extension with _______ days prior notice of non-extension and a final expiration date of __________ (MM/DD/YY)
Available By: (Check and complete only one of the following. Applicant will need to sign and approve the draft of the Letter of Credit provided by SVB prior to issuance.)
☒ Issue the Credit substantially in the form and with the wording attached to this Application. The attached specimen is approved by Applicant. (Label the attached specimen as an attachment to this specific Application)

☐ A statement worded as follows indicating it is signed by the Beneficiary (if a person) or its authorized officer: (Please quote below the exact wording of the drawing statement) (Attach additional signed sheet(s), if necessary, and label as attachments to this specific Application.)

Additional Requirements and/or Special Instructions (if any):

Purpose of this Standby Letter of Credit and/or description of the underlying transaction: (Example: To support tenant obligations under a lease agreement)
LC is issued to cover issuance of a bank guarantee by Itau Unibanco. The purpose of the bank guarantee is to secure loan obligations of Solazyme made by BNDES.
U.S. Patriot Act Notice: U.S. Federal laws require all financial institutions to obtain, verify, and record information that identifies each person who opens an account. Issuing the Credit is considered to be opening an account and will require compliance with these Federal laws.

Agreement and Signature(s): The opening of the Credit is subject to the terms of the following Agreement which are incorporated herein by this reference. By executing this Application, Applicant (and the above named Account Party, if different) hereby acknowledges and agrees to the same and to the Schedule of Fees referred to in the following Agreement as such Schedule may be amended by Bank from time to time.

Print or Type Name of Applicant:		Print or Type Name of Account Party:
Solazyme, Inc.
Authorized Signature (and Title, if applicable) (Must be a signer on the latest borrowing certificate.):		Account Party Signature (and Title, if applicable)
/s/ Jonathan Wolfson Jonathan Wolfson, Chief Executive Officer
Authorized Signature (and Title, if applicable) (Must be a signer on the latest borrowing certificate.):		Account Party Signature (and Title, if applicable)
/s/ Tyler Painter Tyler Painter, Chief Financial Officer
Standby Letter of Credit Agreement
B.
    AGREEMENT
In consideration of SVB issuing the Credit, each of Applicant and, if Applicant and Account Party are designated as jointly and severally obligated hereunder, Account Party (in which case Applicant and Account Party are collectively referenced herein, jointly and severally, as “Applicant”), agrees as follows:
1. Applicant agrees to pay to SVB, on demand, the amount of each draw on the Credit together with interest thereon, calculated for the actual number of days from the date of payment of such draw to but not including the date of reimbursement on the basis of a 360 day year, at a per annum rate equal to SVB’s Prime

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Application and Agreement for Standby Letter of Credit

Rate plus 5%. The term ‘Prime Rate” means the fluctuating per annum rate announced from time to time by SVB as its “Prime Rate,” said rate to be adjusted upon any change in the Prime Rate. Applicant irrevocably authorizes SVB to charge any accounts maintained by Applicant with SVB and to make advances against any lines of credit extended by SVB for all such payments. Applicant acknowledges that SVB is not obligated to charge such accounts or to make any such advances and the failure for whatever reason of SVB to do so will not relieve Applicant of its obligation to make such payments. In addition, Applicant agrees to pay SVB, on demand, all commissions, charges, fees, taxes, costs and expenses (including reasonable attorneys’ fees) assessed against or incurred by SVB or any of its correspondents in connection with the Credit, this Application and Agreement, the administration of the Credit (including amendments, modifications and extensions thereof), and the enforcement by SVB of its rights hereunder, including such fees and expenses as may be set forth from time to time in SVB’s then current “Schedule of Fees,” all such amounts to be non-refundable upon payment.
2. All amounts payable hereunder are payable in U.S. Dollars and in immediately available funds. If the Credit is issued in a foreign currency, unless SVB agrees otherwise in its sole discretion, Applicant will pay the U.S. Dollar equivalent of the foreign currency amounts paid by SVB under the Credit at the then-prevailing rate of exchange in San Francisco, California, for sales of the foreign currency for transfer to the country issuing such foreign currency, as determined by SVB.
3. Applicant will indemnify and hold SVB and its affiliates, officers, directors, employees, agents and correspondents (each an “Affiliated Party”) harmless from and against any and all claims, losses, liabilities, costs (including reasonable attorneys fees) and damages (collectively, “Losses”) arising out of or relating to the Credit, this Application and Agreement and all actions or inactions of SVB and its Affiliated Parties with respect thereto other than such as result directly from the gross negligence or willful misconduct of SVB or an Affiliated Party. If the beneficiary of the Credit or any transferee thereof (“Beneficiary”) is a financial institution which, in reliance upon the Credit, has issued or is to issue its own guarantee or similar undertaking to a third party at Applicant’s request (whether such request is communicated directly by Applicant or through SVB to such Beneficiary), Applicant will (i) reimburse SVB for all amounts paid by SVB to such Beneficiary (whether or not the Credit has expired) and (ii) indemnify SVB and its Affiliated Parties for any Losses (including fees paid to Beneficiary) arising out of or in connection with the Credit and such guarantee or other undertaking. Applicant will remain liable under this Application and Agreement and the Credit until Beneficiary expressly releases SVB from its obligations under the Credit.
4. If any law or regulation or the interpretation thereof by any court or administrative or governmental authority shall: (i) impose any reserve or similar requirement against letters of credit issued or assets held by, or deposits in or for the account of, SVB or (ii) impose on SVB any insurance premium or other condition regarding the Credit, and the result shall be to increase the costs of issuing or maintaining the Credit over that which SVB assumed in determining its pricing relating to the Credit, then Applicant shall pay to SVB from time to time upon demand such additional amounts as are sufficient to compensate SVB for such increased cost.
5. SVB may place a hold on any account pledged as collateral and may hold the collateral for up to 30 days following the expiration of the Credit and the payment by Applicant of its obligations hereunder.
6. The obligation of Applicant hereunder to reimburse SVB for drawings under the Credit is absolute, irrevocable and unconditional under any and all circumstances and irrespective of any dispute, claim, set-off, counterclaim or defense which Applicant may have against SVB or any Affiliated Party, whether in connection with the Credit, this Application and Agreement or otherwise, including any of the same based upon or arising out of: (i) any lack of validity or enforceability of the Credit or any document issued or provided in connection with the Credit or this Application and Agreement; (ii) any allegation by Applicant or any other person that any demand, statement or any other document presented under the Credit is forged, fraudulent, invalid or insufficient in any respect, or that any statement therein is inaccurate or incomplete in any respect or that variations in punctuation, capitalization, spelling or format were contained in the drafts or any statements presented in connection with any drawing; (iii) any amendment or waiver of or consent to departure from the terms of the Credit; (iv) the existence of any dispute, claim, set-off, counterclaim or defense or other right which Applicant or any other person have at any time against Beneficiary (or any person for whom Beneficiary may he acting); (v) the presentation of a draft or other instrument by an assignee, transferee or successor-in-interest of the original Beneficiary; (vi) any exchange, release or non-perfection of any lien securing the obligations of Applicant hereunder or the release of any guarantor of such obligations; (vii) any delay, default or fraud in connection with the underlying transaction giving rise to the issuance of the Credit; (viii) any delay in giving or failure to give notice of any kind; (ix) any errors, omissions, neglect, default or delay in transmission of any messages by SVB, any Affiliated Party or any advising bank in connection with a Credit; (x) the invalidity or insufficiency of any endorsements relating to the Credit; (xi) honor of any presentation that substantially or reasonably complies with the terms and conditions of the Credit even if the Credit requires strict or literal compliance by Beneficiary, (xii) honor of a nonnegotiable or informal or unmarked demand or a demand by Beneficiary presented electronically even if the Credit requires that Beneficiary’s demand be in the form of a draft and state that it is drawn under the Credit; (xiii) honor of a presentation without regard to any non-documentary conditions in the Credit; (xiv) honor of a presentation up to the amount available under the Credit against a draft or other documents claiming an amount in excess of the amount available; or (xv) honor of any presentation after the expiration date of the Credit (A) if presentation prior to such expiration date was prevented by an interruption of business or other cause beyond the control of SVB or strikes or lockouts, or (B) notwithstanding that a presentation was made prior to such expiration date and dishonored if subsequently SVB or any court or other finder of fact determines such presentation should have been honored. Nothing contained herein shall constitute a waiver by Applicant of rights Applicant may have against SVB resulting from gross negligence or willful misconduct; provided, however, that Applicant expressly agrees that its right to exercise any such rights is conditioned upon Applicant having made all payments required to be made by Applicant hereunder and, provided further, that in no event shall SVB or any Affiliated Party have any liability to Applicant or any other person for any action taken, or any failure to act, with respect to the Credit or this Application and Agreement if done in good faith.
7. Each Applicant waives: (i) any right at law or in equity to require SVB to: (a) proceed against any person, including any other Applicant or any guarantor; (b) proceed against or exhaust any collateral held for the obligations of Applicant hereunder; (e) pursue any other remedy in SVB’s power; or (d) make any presentment, demand for performance, or give any notice of nonperformance, protest, notice of protest or notice of dishonor in connection with such Applicant’s obligations hereunder; (ii) any defense arising by reason of: (a) the incapacity, lack of authority, death or disability of, or other defense available to, Applicant or any other person, including the insolvency or bankruptcy of any Applicant or any other person, or any stay in connection with any such proceeding, or the failure of Beneficiary to file or enforce a claim against the estate (in administration, bankruptcy, or any other proceeding) of any Applicant or any other person; or (b) any act or omission by SVB which directly or indirectly results in or aids the discharge or release of any party obligated hereunder, any other person, or any collateral. Fact Applicant represents that each of the above waivers are made with full knowledge that events giving rise to any defense waived may adversely affect rights which Applicant otherwise may have against the other Applicant, SVB or other persons or against any collateral.

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Application and Agreement for Standby Letter of Credit

8. Applicant represents and warrants to SVB that: (i) this Application and Agreement has been duly authorized, executed and delivered by Applicant and constitutes the valid and binding obligation of Applicant, enforceable against Applicant in accordance with its terms,(ii) Applicant and the parties with whom Applicant conducts business arc reputable and are not using SVB as a conduit for money laundering or other illicit purposes; (iii) none of Applicant’s transactions supported by the Credit is prohibited by any applicable law, regulation, rule, order, or judgment; and (iv) none of Applicant’s employees is a national of a designated blocked country or “Specially Designated National,” “Blocked entity,” Specially Designated Terrorist,” “Specially Designated Narcotics Trafficker,” or ‘Foreign Terrorist Organization,” as defined by the United States Office of Foreign Assets Control.
9. Each of the following shall constitute an “Event of Default” under this Application and Agreement: (i) Applicant fails to pay or perform any of Applicant’s obligations hereunder or there occurs a default tinder any other agreement between Applicant and SVB; (ii) there occurs a material impairment in the perfection or priority of SVB’s lien on any collateral or if the value of such collateral falls below the aggregate amount of Applicant’s obligations under this Agreement (including =drawn amounts under the Credit); (iii) there occurs a material adverse change in the business, operations, or condition (financial or otherwise) of Applicant or a material impairment of the prospect of repayment of any portion of the obligations tinder this Agreement (iv) a petition is filed by or against Applicant for any relief under any bankruptcy or other law relating to the relief of debtors; (v) any governmental authority, receiver or court takes possession of or exercises control over any substantial part of the property of Applicant; or (vi) any court order, injunction or other legal process is issued restraining or seeking to restrain any draw or payment under the Credit. Upon occurrence of an Event of Default, unless SVB shall otherwise elect, any and all obligations and liabilities of Applicant to SVB shall become due and payable without notice or demand and SVB may exercise all rights, powers and remedies available to it, at law, in equity or otherwise. In addition, if Applicant’s obligations hereunder are not fully secured by cash deposited with SVB, then, upon the occurrence of an Event of Default, Applicant will deposit with SVR, as cash security for Applicant’s obligations hereunder, an amount equal to the undrawn amount of the Credit, Applicant hereby being automatically deemed to have granted to SVB a first perfected security interest in such cash and to have irrevocably authorized SVB to debit such cash on account of future drawings.
10. Applicant understands that the final form of the Credit may vary from the wording specified in the Application, and Applicant authorizes SVB to make such changes not materially inconsistent with the Application as SVB deems necessary or appropriate. If Applicant includes in the Application any language describing events or conditions that would not be possible for SVB to verify solely from the documents required to be presented under the Credit, Applicant acknowledges and agrees that SVB has no obligation to verify compliance with such requirements or conditions.
11. This Application and Agreement and all other agreements and instruments required by SVB in connection herewith shall be governed by and construed in accordance with the internal laws of the State of California. The Credit and the rights and duties of SVB there under and the obligations of Applicant with respect thereto shall, unless the Credit otherwise expressly so provides, be subject to the International Standby Practices 1998 — ICC ISP98 (or such later revision as may be published by the Institute of International Banking law & Practice). Applicant and SVB each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California,
12. Applicant agrees that: SVB may issue or amend the Credit or otherwise act on instructions received by facsimile transmission (a “Faxed Application”) or scanned image transmitted by email (a “Scanned Application”). Applicant accepts all risks that any Faxed Application or Scanned Application is not genuine, accurate or authorized.
13. TO THE EXTENT PERMITTED BY LAW, APPLICANT AND SVB EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THE CREDIT OR THIS APPLICATION AND AGREEMENT, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL. In the event the foregoing waiver is held unenforceable (as finally determined by a court of competent jurisdiction) Applicant and SVB agree that all disputes arising out of or in connection with the Credit, this Application and Agreement or the transactions contemplated hereby shall be resolved by a judicial reference proceeding pursuant to California Code of Civil Procedure Section 638. The judicial referee appointed to decide the judicial reference proceeding shall be empowered to hear and resolve any and all issues in the proceeding, whether of fact or law.
14. If the Applicant named on the face page of this Application and Agreement is a different party than the Account Party, such Applicant irrevocably agrees that the Account Party has the sole right to give instructions and make agreements and amendments with respect to this Application and Agreement and the Credit and that such Applicant shall automatically he deemed to be in accord therewith and bound thereby.
15. Applicant and any other party hereto may execute this Application by electronic means and each party hereto recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof.
Notice: The Federal Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of race, color, religion, national origin, sex, marital status, age (provided the Applicant has the capacity to enter into a binding contract); because all or part of the Applicant’s income derives from any public assistance program; or because the Applicant has in good faith exercised any right under the Consumer Credit Protection Act. The federal agency that administers compliance with this law concerning this creditor is the Bureau of Consumer Financial Protection, 1700 G Street NW, Washington DC 20006.

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